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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Heritage Financial Corporation:

  We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-57513) of Heritage Financial Corporation of our report dated July 30, 1998, relating to the consolidated statements of financial condition of Heritage Financial Corporation and subsidiaries as of June 30, 1997, and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998, annual report on Form 10-K of Heritage Financial Corporation.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

Seattle, Washington
September 8, 1998